Exhibit p.1

BAIF CODE OF ETHICS

A.	INTRODUCTION

Blackstone Alternative Investment Funds (the “Trust”) adopts this Code of Ethics (the “Code”), pursuant to Rule 17j-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), with respect to certain types of personal securities transactions and to establish reporting requirements and enforcement procedures with respect to such transactions.

This Code is applicable to each Employee (as defined below) of Blackstone Alternative Investment Advisors (“Adviser”) and is intended to govern Employees activities and conduct on behalf of the series (the “Fund”) of the Trust56 and the Adviser, as well as certain personal activities and conduct of Employees. The Code does not attempt to serve as a comprehensive guide regarding employee conduct, but rather is intended to establish general rules of conduct and procedures applicable to all Employees.

The Rule, adopted by the Securities and Exchange Commission (“Commission”) under the 1940 Act, prohibits fraudulent, deceptive or manipulative practices by Employees in connection with their personal transactions in securities held, or to be acquired, by the Fund. The Rule requires the Adviser to adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons (defined below) from engaging in any act, practice or course of business prohibited by Section 17(j) of the 1940 Act and the Rule. The Rule further requires that the Adviser use reasonable diligence, and institute procedures reasonably necessary to prevent violations of such Code.

Similarly, Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), requires the Adviser to adopt and enforce a written code of ethics that meets the substantive requirements of that rule.

The following general fiduciary principles shall govern personal investment activities and the interpretation and administration of the Code:

1.	The interests of the Fund’s shareholders must be placed first at all times;

2.

Access Persons’ (as defined below) personal securities transactions must be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

3.	Employees should not take inappropriate advantage of their positions; and

[56]	There is currently one series organized under the Trust, Blackstone Alternative Multi-Strategy Fund.

4.	Employees must comply with applicable federal securities laws.[57]

The Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Employees from liability for personal trading or other conduct that violates a fiduciary duty to Fund shareholders.

If an Employee has any questions concerning a proposed course of action that may present a conflict of interest, the Employee should contact the Firm’s Chief Compliance Officer (“CCO”). If an Employee is aware of any violation or suspected violation of the Code, the Employee must promptly report it to the CCO.

B.	DEFINITIONS

For purposes of the Code, the following definitions shall apply:58

“Access Person” means the following: (i) any director, officer or general partner (or equivalent) of the Adviser, the principal underwriter, or the Fund; and (ii) any Employee or any natural person in a control relationship to the Adviser or the Fund who (a) has access to non-public information regarding the Fund’s purchase or sale of securities, or non-public information regarding the holdings of the Fund; or (b) is involved in making securities recommendations to the Fund, or who has access to such recommendations that are non-public.

An Employee does not become an Access Person merely by the fact that he or she normally assists in the preparation of public reports, or receives public reports of the Fund, but does not receive information as to current recommendations or trading of the Fund. Nor does a single instance of obtaining knowledge of current recommendations or trading activity, or infrequently and inadvertently obtaining such knowledge, make such an Employee an Access Person.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Ownership” for purposes of the Code is interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the 1934 Act. A person is deemed to have “beneficial ownership” of any security in which he or she directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest.

[57]

Federal securities laws means the Securities Act of 1933, as amended (“1933 Act”), the Securities Exchange Act of 1934, as amended (“1934 Act”), the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

[58]	All such terms shall be construed in a manner consistent with the definitions thereof contained in Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act.

“Pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. A person is presumed to have “beneficial ownership” of securities held by members of his or her Immediate Family, by a partnership for which he or she is the general partner or any other entity he or she controls, by a trust for which he or she is a trustee or beneficiary sharing investment control, or by a revocable trust for which he or she is the settlor.

“COE Administrator” shall mean the person charged with the responsibility at any given time to perform the duties assigned to the COE Administrator as set forth in the Code and any other duties assigned in writing by the Adviser in connection with administration of the Code (other than those duties specifically assigned under the Code to the CCO). A person may be designated by the Adviser as the COE Administrator (or the CCO may serve as the COE Administrator). The COE Administrator may delegate certain functions as appropriate.

“Control” means control as defined in Section 2(a)(9) of the 1940 Act.

“Covered Security” means any security as defined in Section 2(a)(36) of the 1940 Act, except: (a) direct obligations of the Government of the United States; (b) bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments (debt instruments with a maturity at issuance of less than three hundred and sixty-six (366) days and that are rated in one of the two highest rating categories by a nationally recognized statistical rating organization); (c) repurchase agreements covering any of the foregoing; and (d) shares issued by registered open-end investment companies, other than the Fund.

“Employee” is any partner, officer, director (or other person occupying a similar status or performing similar functions) of the Adviser or the Fund, or any employee of the Adviser or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

“Hedge Fund” means a pooled investment vehicle that (i) employs investment strategies such as selling short, leverage, program trading swaps, arbitrage, derivative, etc., in addition to common mutual fund strategies, (ii) does not register its ownership units with the SEC or any US regulatory body, and (iii) utilizes an investment advisor that may or may not be registered with US regulatory authorities.

“Hedge Fund Monitor List” is a list of hedge fund managers compiled by Compliance and the Investment Committee. Reasons to be on this list may include, but are not limited to: (i) managers utilized by any of the existing Blackstone-sponsored funds, (ii) certain managers that are scheduled or are being considered for future due diligence and/or allocations, (iii) managers for which there is a potential for investment by the Fund, but such managers are not currently being considered for further due diligence and/or allocations by the Fund, and (iv) managers that have current allocations from the Fund but are being monitored for a variety of reasons including, but not limited to, unexpected performance or operational weaknesses. Compliance is responsible for continuously monitoring and updating the Hedge Fund Monitor List.

“Immediate Family” for purposes of determining Beneficial Ownership, includes all family members sharing the same household, including but not limited to, your spouse, registered domestic partner, parents, grandparents, children, grandchildren, siblings, step-siblings, step-children, step-parents, in-laws (including parents, siblings and children). Immediate Family includes adoptive relationships and any other relationships (whether or not recognized by law) which the CCO determines could lead to possible conflicts of interest, diversions of corporate opportunity or appearance of impropriety which the Code is intended to prevent.

“Initial Public Offering” (“IPO”) means an offering of securities registered under the 1933 Act, the issuer of which, immediately before such registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

“Investment Personnel” means: (a) any Employee of the Adviser (or of any company in a control relationship to the Fund or the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and (b) any natural person who controls the Fund or the Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities.

“Non-Reporting Access Person” is any trustee of the Fund who is not an “interested person” of the Fund, within the meaning of Section 2(a)(19) of the 1940 Act (“Independent Trustee”) who does not have access to current information relating to portfolio holdings, securities being purchased or sold or securities being considered for purchase or sale for the Fund.

“Private Placement” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(5) or 77d(2), or pursuant to Rule 504, Rule 505 or Rule 506 under the 1933 Act.

“Purchase or Sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

“Related Parties” shall mean members of an individual’s family and any entity or investment account whereby the individual or an individual’s family member has the ability to control investment decisions, control being defined as having 25% or greater voting power.

“Security Held or to be Acquired by the Fund” means: (a) any Covered Security which, within the most recent fifteen (15) days: (A) is or has been held by the Fund; or (B) is being or has been considered by the Adviser for purchase for the Fund; and (b) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in clause (a) immediately above.

C.	GENERAL PROHIBITIONS

1.

Prohibition against Fraudulent Conduct. No Access Person shall use any information concerning the investments or investment intentions of the Fund, or the Access Person’s ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Fund. It is unlawful for any Access Person, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by the Fund:

a)	To employ any device, scheme or artifice to defraud the Fund;

b)

To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

c)	To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Fund;

d)	To engage in any manipulative practice with respect to the Fund;

e)	To enter into any transaction based on material non-public information, or communicate material non-public information to others in violation of the law; or

f)

To execute a securities transaction which is intended to result in market manipulation, including but not limited to, a transaction intended to raise, lower or maintain the price of any security or to create a false appearance of active trading.

2.

Undue Influence; Disclosure of Personal Interest. No Access Person shall cause or attempt to cause the Fund to purchase, sell or hold any security in a manner calculated to create any benefit to the Access Person. No Access Person shall recommend any securities transactions for the Fund without having disclosed the Access Person’s interest, if any, in such securities or the issuer thereof.

3.	Corporate Opportunities. All Access Persons are prohibited from taking advantage of any opportunity properly belonging to the Fund.

D.	GIFTS

On occasion, because of their position with the Adviser or the Fund, Access Persons may be offered, or may receive without notice, gifts from brokers, vendors or other persons affiliated with such entities. Acceptance of extraordinary or extravagant gifts is not permitted. Any such gifts must be declined or returned in order to protect the reputation and integrity of the Adviser and the Fund. Access Persons also must not solicit gifts or gratuities. Gifts of a nominal value (no more than $100 a year), and customary, non-frequent business meals, entertainment (e.g., sporting events), and promotional items (e.g., pens, mugs, T-shirts) may be accepted; provided that all such gifts or gratuities must be reported quarterly to the CCO. If an Access Person received any gift that may be prohibited under the Code, he or she must inform the CCO.

Access Persons may not personally give any gift with a value in excess of $100 per year to persons associated with securities or financial institutions, including exchanges, other member organizations, commodities firms or news media.

E.	PRE-CLEARANCE OF INVESTMENTS IN IPOS AND PRIVATE PLACEMENTS

1.

Pre-Clearance of Investments in Private Placements. Investment Personnel of the Fund or the Adviser must obtain approval from the CCO before directly or indirectly acquiring any Beneficial Ownership of securities in a Private Placement. The CCO will retain a record of the approval of, and rationale supporting, any direct or indirect acquisition by Investment Personnel of a Beneficial Interest in securities in a Private Placement. An individual who has been granted clearance to acquire securities in a Private Placement shall disclose such investment if participating in the Fund’s subsequent consideration of an investment in the issuer. The Fund’s decision to purchase such securities must be reviewed by the CCO.

The CCO may provide advance general approval of investments by Investment Personnel in Private Placements in circumstances where it is clear that conflicts are very unlikely to arise due to the nature of the opportunity for investing in the Private Placement. Any advance general approval of such investments will be documented by the CCO and accompanied by a written statement of the rationale supporting such approval. For the avoidance of doubt, the Fund’s inability to invest in the securities would not by itself be a sufficient basis for concluding generally that the conflicts are unlikely to arise.

For the avoidance of doubt, consistent with section VI.A.3 below, Access Persons and members of their immediate family are prohibited from purchasing single name public securities in their self-directed investment accounts, including securities issued in IPOs.

F.	TRANSACTIONS IN COVERED SECURITIES

Generally. Except as otherwise specified in the Code, all Access Persons, other than a Non-Reporting Access Person or a member of his or her Immediate Family, shall clear in advance through the CCO any purchase or sale, direct or indirect, of any Covered Security (including shares of any Initial Public Offerings and Private Placements) in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership.

1.

Pre-Clearance. Prior to acquiring or selling any interest in a Covered Security or any other security that requires pre-approval under the Code for an account in which he or she has a Beneficial Ownership interest, each Access Person (other than a Non-Reporting Access Person or a member of his or her Immediate Family) (on his or her own behalf or on behalf of members of his or her Immediate Family) must submit a trade authorization request form to the CCO for permission to make any trade. The COE Administrator will determine if any Fund trades are pending, or if there have been any trades within the black-out periods stated in the paragraph below, and will determine any other restrictions on trading in such security.

If the Fund has a pending order in that same security or if the security has been traded on behalf of the Fund during the past five (5) business days, or is expected to be traded within the next five (5) business days (such period, a “Restricted Period”), the transaction will not be approved. If the security involved is not currently being traded, has not been traded during the past five (5) business days, and is not expected to be traded by the Fund within the next five (5) business days, the transaction may be approved. If the security proposed to be purchased or sold is an option, clearance will not be granted if the security subject to the option has been traded or is expected to be traded as indicated above. If the security proposed to be traded is a convertible security, clearance will not be granted if either that security or the security into which it is convertible has been traded or is expected to be traded as indicated above. The CCO may refuse to pre-clear a transaction if he or she deems the transaction to involve a conflict of interest, possible diversion of corporate opportunity or an appearance of impropriety.

2.

Trade Authorization. The CCO shall have final authority and shall sign the form indicating approval or disapproval of each transaction. If approval for a specific transaction is given, unless earlier revoked, that approval is only valid for two trading days after which it is given. All requests, whether approved or denied, will be maintained in that person’s trading file, which is maintained by Compliance.

3.

Single Name Public Securities. Access Persons and members of their immediate family are prohibited from purchasing single name public securities in their self-directed investment accounts. This prohibition applies to equity and debt securities, common and preferred stock, instruments convertible or exchangeable into equity or debt securities, short sales and any financial instruments relating to any such securities (e.g., swaps, options, warrants and securities futures). This prohibition does not apply to the purchase of Blackstone securities. Sales of single name securities are permissible, subject to the preclearance requirements as set forth above.

4.

Prohibition on Short-Term Trading Profit. Access Persons (other than a Non-Reporting Access Person or a member of his or her Immediate Family) shall not profit in the purchase or sale, or sale and purchase, of the same (or equivalent) securities within sixty (60) calendar days. Access Persons profiting from short-term transactions shall disgorge any profits realized on such transactions. The CCO will review any such short-term trading by Access Persons and the CCO may allow exceptions when he or she has determined that an exception would be equitable and that no abuse is involved in the trade(s).

Exceptions from Pre-Clearance. Except as indicated below, the pre-clearance requirements shall not apply to:

1.	Purchases or sales of Covered Securities in an account over which an Access Person has no direct or indirect influence or control;

2.	Purchases or sales that are non-volitional on the part of the Access Person, including sales from a margin account pursuant to a bona fide margin call;

3.

Purchases which are part of an Automatic Investment Plan, including any dividend reinvestment plan (provided, however, that any transaction that overrides a pre-set schedule or allocations of the Automatic Investment Plan must be reported quarterly; provided, further, that sales of securities which have been accumulated in such plan must be reported); and

4.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

G.	TRANSACTIONS IN HEDGE FUNDS

Generally. Except as otherwise specified in the Code, all Access Persons, other than a Non-Reporting Access Person or a member of his or her Immediate Family, shall clear in advance through the CCO any purchase or sale, direct or indirect, of any Hedge Fund in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership.

1.

Pre-Clearance. Prior to acquiring or selling any interest in a Hedge Fund or any other security that requires pre-approval under the Code for an account in which he or she has a Beneficial Ownership interest, each Access Person (other than a Non-Reporting Access Person or a member of his or her Immediate Family) (on his or her own behalf or on behalf of members of his or her Immediate Family) must submit a trade authorization request form to the CCO for permission to make any trade. The Adviser’s CCO will determine any restrictions on trading in such security.

2.

Factors Considered for Trade Approval or Denial of Approval. Each pre-clearance request will be considered on a case by case basis by the CCO. The CCO will consider the following factors to ensure that the fiduciary obligations of any Employee are not compromised by the proposed trade:

•	How did the Access Person find out about this investment opportunity?

•	How does the fee structure of the proposed investment compare with any of the Fund’s investment into the same Hedge Fund (if applicable)?

•	Is this Hedge Fund currently being considered by the Adviser for an allocation into the Fund?

•	Is the proposed transaction using capacity that the Fund desires or was previously denied?

•	Is this a Hedge Fund that was denied approval for allocation by a committee of the Adviser? If so, did the Access Person have any influence on the Adviser’s decision?

•	If a redemption transaction is proposed, is the Adviser also redeeming some or all of its allocation to the same manager and/or Hedge Fund?

3.

Time of Approval. Generally, the request shall be filed with the CCO at least 3 business days prior to the date of the proposed transaction and the decision of the CCO shall be made available no later than 2 business days after the pre-approval request was filed. Any approval given shall be valid for 30 days.

4.

Trade Authorization. The CCO shall have final authority and shall sign the form indicating approval or disapproval of each transaction. If approval for a specific transaction is given, unless earlier revoked, that approval is only valid for two trading days after which it is given. All requests, whether approved or denied, will be maintained in that person’s trading file, which is maintained by Compliance.

Exceptions from Pre-Clearance. Except as indicated below, the pre-clearance requirements for Hedge Funds shall not apply to:

1.

Fund of Fund Transactions. If a transaction is contemplated by an Access Person or a Related Party whereby the investment vehicle is a fund of funds that invests in at least 10 underlying Hedge Funds, the transaction may not be deemed to have or potentially have a negative impact on the Fund. The review procedures for transactions in this category generally shall be limited to obtaining subscription documents from the Access Person or having conversations with a representative of the fund of funds to (i) confirm the number of underlying Hedge Funds, and (ii) determine if there is a relationship between an Access Person or a Related Party and the manager of the fund-of-funds vehicle.

2.

Discretionary Override. Notwithstanding the policies discussed in this Code, and regardless of whether the transaction meets the fund of funds transaction described above, the Adviser’s CCO, after review of all the facts and circumstances, may allow or disallow an investment or redemption at the CCO’s sole discretion. Any such decision contrary to policy shall be documented in writing and such documentation will be maintained by Compliance.

Monitoring: Compliance shall monitor additions to the Hedge Fund Monitor List to determine if any such additions are represented in any existing Hedge Fund positions held by Access Persons and their Related Parties. Upon a match, Compliance shall notify the Access Person of the potential conflict and request that the Access Person and his Related Parties fully redeem all interests in the applicable Hedge Fund at the earliest available redemption date. Access Persons may make a written request to the CCO to allow for the continued investment in such Hedge Fund positions. The CCO will evaluate these requests on a case-by-case basis and in accordance with this Code. Any decision contrary to the divestiture policy shall be documented in writing and such documentation shall be maintained by Compliance.

H.	Holdings and Transaction Reports

Except as noted in this Section, each Access Person shall make reports to the CCO as set forth below with respect to any Covered Security and any personal Hedge Fund holdings in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership.

Any report required under this Section may contain a statement that such a report shall not be construed as an admission by the person making such a report that he or she has any direct or indirect Beneficial Ownership in the security to which the report relates.

1.	Exclusions from Reporting.

a)	Purchases or sales of Covered Securities in an account over which the Access Person has no direct or indirect influence or control are not subject to the reporting requirements of this Section.

b)	An Access Person need not make a Quarterly Transaction and Account Report with respect to transactions effected pursuant to an Automatic Investment Plan.

c)	A Non-Reporting Access Person need not make:

i.	An Initial Holdings Report or an Annual Holdings Report as described below; or;

ii.

A Quarterly Transaction and Account Report as described below, unless at the time of the transaction in the Covered Security, he or she knew, or in the ordinary course of fulfilling his or her official duties as an Access Person, should have known, that during the fifteen-day (15-day) period immediately before or after the Access Person’s transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Adviser considered purchasing or selling the Covered Security on behalf of the Fund.

2.	Initial Holdings Report

Covered Securities. Each Access Person, other than a Non-Reporting Access Person, shall provide an Initial Holdings Report to the CCO listing all Covered Securities in which the Access Person has a Beneficial Ownership interest. Such an Initial Holdings Report shall be filed no later than ten (10) days after such a person becomes an Access Person and shall contain the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

a)

The title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and/or principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

b)

The name of any broker, dealer or bank with which the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

c)	The date that the report is submitted by the Access Person.

Personal Hedge Fund Holdings. Each Access Person, other than a Non-Reporting Access Person, shall provide an Initial Holdings Report to the CCO listing all personal Hedge Fund holdings in which the Access Person has a Beneficial Ownership interest. Such an Initial Holdings Report shall be filed no later than ten (10) days after such a person becomes an Access Person and shall contain the following information:

a)	The name of the Hedge Fund and the name of its general partner entity;

d)	The name of the investment adviser to the Hedge Fund; and

e)	The date of initial investment.

3.	Quarterly Transaction and Account Report

Covered Securities. No later than thirty (30) days after the end of a calendar quarter, each Access Person, other than a Non-Reporting Access Person under Section VII(1)(c)(ii), shall provide a Quarterly Transaction Report to the CCO containing the following information:

a)	With respect to any transaction during the quarter in a Covered Security in which the Access Person had, or as a result of a transaction acquired, any direct or indirect Beneficial Ownership:

i.

The date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and/or the principal amount of each Covered Security involved;

ii.	The nature of the transaction ( i.e., purchase, sale or any other type of acquisition or disposition);

iii.	The price of the Covered Security at which the transaction was effected;

iv.	The name of the broker, dealer or bank with or through which the transaction was effected; and

v.	The date that the report is submitted by the Access Person.

b)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

i.	The name of the broker, dealer or bank with which the Access Person established the account;

ii.	The date the account was established; and

iii.	The date that the report is submitted by the Access Person.

A Quarterly Transaction and Account Report is not required with respect to information contained in broker trade confirmations or account statements if the CCO receives the confirmation or statements no later than thirty (30) days after the end of the applicable calendar quarter.

Hedge Fund Transactions. All Access Persons and their related parties shall prepare and submit an electronic quarterly statement of all personal Hedge Fund holdings. The report is due within 30 days of each calendar quarter. Compliance shall have the discretion to involve the Chief Legal Officer in the review of the CEO’s statement and any subsequent actions as a result of the review.

4.	Annual Holdings Report

On or before February 15, of each year, each Access Person, other than a Non-Reporting Access Person, shall file an Annual Holdings Report containing the following information (of which such information must be current as of a date no more than forty-five (45) days before the report is submitted):

a)

The title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and/or principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

b)	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person; and

c)	The date that the report is submitted by the Access Person.

The Annual Holdings Report may be satisfied by confirming annually, in writing, the accuracy of the records maintained by the COE Administrator and recording the date of the confirmation.

I.	ANNUAL CERTIFICATION

The COE Administrator shall furnish a copy of the Code and any amendments to each Access Person and obtain from each such person a written acknowledgement of the receipt thereof. Each Access Person shall provide on an annual basis an executed certificate stating that he or she has read and understood the Code, has complied with the requirements of the Code and has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

J.	CCO/COE ADMINISTRATOR REVIEWS

The purposes of the Code will be served only if the holdings and transactions reports are reviewed to detect conflicts of interest and abusive practices. Accordingly, the CCO shall:

1.	Review all securities transactions and holdings reports (including personal Hedge Fund holdings reports) required by the Code and shall document such review;

2.

Compare, on a quarterly basis, a sample of all Access Persons’ transactions in Covered Securities with the Fund’s completed transactions to determine whether a Code violation may have occurred and shall document such review;

3.	Compare, on a quarterly basis, the personal Hedge Fund reports with Fund holdings.

4.	Report any violations of the Code, including any action taken as a result thereof, to the Board; and

5.	Annually prepare a written report to the Board describing Employee compliance with this Code.

In addition, the COE Administrator shall:

1.

Identify all Access Persons who are required to make these reports, maintain and periodically update a list of such Access Persons, and promptly inform each Access Person of the requirements of the Code;

6.	Ensure that all reports required by the Code are collected;

7.	Maintain a signed acknowledgement by each person who is then an Access Person; and

8.	Ensure that all other records required by the Code are maintained.

K.	POLITICAL CONTRIBUTIONS

Rule 206(4)-5 under the Investment Advisers Act of 1940, as amended, prohibits investment advisers from making greater than de minimis political contributions to elected officials who are responsible for hiring, or can influence the hiring of, investment advisers to manage the assets of a state or municipal government entity (i.e., pension plans, retirement plans, tuition plans). Any political contributions to an elected official (including candidates for office) in violation of Rule 206(4)-5 will trigger a two-year time out period during which the investment adviser will be prohibited from receiving compensation for providing advisory services to the government entity.

1.	Definition of Political Contribution

For purposes of this policy, “Political Contribution” means any contribution to any incumbent, candidate, or successful candidate for public office, Political Action Committee (“PAC”) or political nonprofit organization. Specifically, Political Contributions include, but are not limited to, any gift, subscription, loan, advance, deposit of money or anything of value, including in-kind contributions and personal services, made or performed for the purpose of supporting a candidate, influencing any election for federal, state or local office, paying a debt incurred in connection with any election for federal, state or local office, or covering transition or inaugural expenses of a successful candidate for state or local office. This includes, for example, repaying a candidate’s campaign debt incurred in connection with any such election, or permitting a candidate(s) to host a fundraiser in your home. “Political Contribution” also includes indirect contributions (for example through a family member or friend).

2.	Policy

The Adviser’s Political Contributions Policy requires all Employees to request and receive authorization from the CCO prior to making any Political Contribution. The Adviser has adopted this Policy to help ensure that political contributions by Employees do not trigger Rule 206(4)-5, or any state or local laws that could affect the Firm’s ability to accept compensation from certain government entities (primarily state pension funds).

Employees should not expect to receive approval to make Political Contributions to any candidate for state or local office, or any candidate for federal office who currently holds a state or local office.

Rule 206(4)-5 also prohibits an adviser’s use of third parties, such as PACs, to make contributions to elected officials, candidates or political parties, and generally prohibits an adviser from paying or agreeing to pay any person or PAC to solicit a government entity for advisory services on behalf of the adviser. Fundamentally, the goal of the Rule is to assure (a) fairness in the process of selecting investment advisers to manage public pension plan assets and (b) selection of advisers based on the best interests of the plans and their beneficiaries and not based on “favors” or “kickbacks.” Importantly, the practices prohibited under the Rule apply not only when an adviser seeks to be hired to manage government assets directly, but also where it seeks to obtain government entities as investors in certain pooled investment vehicles, including hedge funds, private equity funds, venture capital funds and collective investment trusts.

Rule 206(4)-5 includes many nuances and the discussion here is not intended to be an exhaustive analysis of all of its provisions. If you have any questions about political contributions and solicitation practices, you should consult with the CCO.

To obtain approval for a Political Contribution, Employees must email “Political Contribution Clearance” with the following information:

1.	Name of the candidate or other recipient of the proposed contribution

2.	The political office, if any

3.	The anticipated date of the proposed contribution

4.	The amount of the proposed contribution

The failure of an Employee to seek approval of a Political Contribution prior to making such Political Contribution is a violation of the Code and must be reported to the CCO.

L.	BOARD REVIEWS

1.	Board Approval

A majority of the Board, including a majority of the Independent Trustees, shall be required to approve the Code. Any material changes to the Code shall be presented to the Board, including a majority of the Independent Trustees, for its approval at its next regular meeting (which will in no event be longer than six months from the adoption of the material change). The Board shall also be required to approve the Code of Ethics for the Adviser, each sub-adviser to the Fund, and the principal underwriter to the Fund.

In all cases, the Board must base its approval of a code of ethics, or a material change to a code of ethics, upon a determination that such code of ethics contains provisions reasonably necessary to prevent Access Persons from violating the anti-fraud provisions of the Rule. The Board shall receive, prior to approving a code or any amendment to a code, a certification from the Adviser or any investment adviser, sub-adviser, or principal underwriter, as applicable, that it has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

2.	Annual Issues and Certification Report

Accordingly, the Adviser shall provide annually to the Board a written report that: (a) describes any issues arising under the Code or the related procedures instituted to prevent violation of the Code since the last report to the Board, including but not limited to, information about material violations of the Code or such procedures and sanctions imposed in response to such violations and significant conflicts of interest, even if the conflicts did not result in a violation of the Code; and (b) certifies to the Board that the Adviser has adopted procedures reasonably necessary to prevent their Access Persons from violating the Code.

Material violations of the Code and resulting remedial action will be reported to the Board.

M.	RECORDKEEPING REQUIREMENTS

The Adviser shall maintain at their principal place of business records in the manner and to the extent set out in this Code. Such records shall be available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination. Such records shall include:

1.	A copy of each Code that is in effect, or at any time within the past five (5) years was in effect, with each such copy being maintained in an easily accessible place;

2.

A record of any violation of the Code, and of any action taken as a result of the violation, with each such record being maintained in an easily accessible place for at least five (5) years after the end of the fiscal year in which such a violation occurs;

3.	A copy of each report made by an Access Person as required by this Code, including any information provided in lieu of such reports, with each such record being maintained for at least five (5) years after the end of the fiscal year in which such a report is made or such information is provided, the first two (2) years of which in an easily accessible place;

4.

A record of all persons, currently or within the past five (5) years, who are or were required to make reports pursuant to the Code, or who are or were responsible for reviewing these reports, with each such record being maintained in an easily accessible place;

5.

A copy of each Annual Issues and Certification Report pursuant to Section XI(2), such Report being maintained for at least five (5) years after the end of the fiscal year in which it is made, the first two (2) years of which in an easily accessible place; and

6.

A record of any decision and the reasons supporting the decision, to approve the acquisition of securities in an IPO or a Private Placement shall be preserved for at least five (5) years after the end of the fiscal year in which the approval is granted.

N.	SANCTIONS

Upon discovering a violation of the Code, the Adviser may impose such sanctions as it deems appropriate, including, among other things, a letter of censure, suspension or termination of the employment of the violator. Violations of the prohibitions and restrictions set forth herein, as well as other fraudulent conduct, may also subject such person to the civil and criminal laws and sanctions of federal and state governments.

O.	DISCLOSURES

The Adviser shall file the Code with the Commission as an exhibit to the Fund’s Registration Statement. The Adviser shall also make the disclosures required by Form N-1A concerning the Code in the Fund’s Statement of Additional Information and in the disclosures required by Form ADV.

As amended May 22, 2019

TRADE AUTHORIZATION REQUEST

Name (also indicate name of any member of your Immediate Family on whose behalf the request is made):

Account Information:

Proposed Trade Date:                                          (note: trades must be executed within two (2) business days of approval, otherwise a new form must be submitted.)

NAME AND TICKER OR CUSIP OF THE SECURITY	NUMBER OF SHARES OR DOLLAR AMOUNT	TYPE OF TRANSACTION BUY, SELL OR OTHER (IF OTHER, SPECIFY)

Authorization

The COE Administrator or authorized designee hereby certifies the following information:

The above security (please check one) HAS         ; HAS NOT          been traded within the last five (5) business days, or IS           ; IS NOT            expected to be traded within the next five (5) business days; in the Fund.

There (please check one) ARE           ; ARE NOT          currently any pending orders for the Fund.

By:                                               Date:                      Time:            A.M.         /         P.M.

* COE Administrator or authorized designee.

Approval

REQUEST APPROVED:  ☐                                                                              REQUEST DENIED:  ☐

By:                                               Date:                      Time:            A.M.         /         P.M.

* CCO.

Approval expires as of the end of trading on

Comments:

* Security transactions by the CCO must be approved by [TBD].

Defined terms used in this form have the meanings assigned to them in the Amended Code of Ethics.

Blackstone Alternative Investment Funds

ACCESS PERSON ACKNOWLEDGEMENT

I understand that I am an Access Person as defined in the Code of Ethics of Blackstone Alternative Investment Funds (“Code”). I have read and understand the Code and I will comply with it in all respects. In addition, I certify that I have complied with the requirements of the Code (except as otherwise determined by the CCO (as defined in the Code) or disclosed on attachments to this certification) and I have disclosed or reported all personal securities transactions to date required to be disclosed or reported pursuant to the requirements of the Code.

Signature	Date

Printed Name

As Adopted, May 17, 2017